Exhibit 99.1

Cellectar Biosciences Announces Successful
Completion of $8 Million Public Offering

Madison, WI, April 20, 2016 – Cellectar Biosciences, Inc. (NASDAQ: CLRB) today announces the closing of its underwritten public offering of approximately 1.87 million shares of its common stock and approximately 1.91 million pre-funded warrants to purchase the same numbers of shares of common stock, plus the issuance of approximately 3.78 million Series A warrants to purchase the same number of shares of common stock. The pre-funded warrants have an exercise price of $0.01 per share. The Series A warrants have an exercise price of $3.04 per share, and are exercisable for five years from the date of issuance.

The Series A warrants, which are callable under certain circumstances, trade on the NASDAQ market under the symbol CLRBZ.

“We are pleased with the results of this offering, including the underwriter’s exercise of their full over-allotment option,” said Jim Caruso, president and CEO of Cellectar Biosciences. “Successfully raising over $8 million positions the company to execute our operating plan to achieve a number of meaningful milestones, including the advancement of our phase 1 clinical study of CLR 131 in multiple myeloma and continued development of our PDC Delivery Platform through partner collaborations and in-house R&D.”

Gross offering proceeds to the company, reflecting the exercise of the over-allotment option, were approximately $8.0 million, while net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses, are estimated to be approximately $7.2 million.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as the sole underwriter for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus relating to this offering may be obtained from Ladenburg Thalmann & Co., Inc., 570 Lexington Avenue, 11th Fl., New York, NY 10022, (212) 409-2000 or by accessing the SEC's website, www.sec.gov or by emailing Cellectar Biosciences, Inc. via ir@cellectar.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC Delivery Platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham

JQA Partners

917-885-7378

jabraham@jqapartners.com